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                                                                      EXHIBIT 21




                                WEYCO GROUP, INC.

                         SUBSIDIARIES OF THE REGISTRANT



                                    Incorporated
     Name of Company                     In                  Subsidiary Of
-----------------------------       --------------           -------------

Weyco Investments, Inc.              Nevada                 Weyco Group, Inc.

Florsheim, Inc.                      Wisconsin              Weyco Group, Inc.

Weyco Merger, Inc.                   Wisconsin              Weyco Group, Inc.

Weyco Holdings, Inc.                 Wisconsin              Weyco Group, Inc.

Florsheim Shoes Europe S.r.l.        Milan, Italy           Weyco Group, Inc.

Weyco France                         Paris, France          Weyco Group, Inc.